Exhibit 10.1

NONQUALIFIED STOCK OPTION GRANT

FOR NONEMPLOYEE DIRECTORS

Granted Under

MILLIPORE CORPORATION 1999 STOCK INCENTIVE PLAN

(Amended and Restated April 26, 2006)

Stock Option granted by Millipore Corporation, a Massachusetts corporation (the “Company”) to [First Name, Last Name] (the “Optionee”), pursuant to the Millipore Corporation 1999 Stock Incentive Plan (the “Plan”).

It is understood and agreed that the following terms and conditions shall govern the option:

1. Grant of Option. This certificate evidences the grant by the Company on [Grant Date] to the Optionee of an option to purchase, in whole or in part, on the terms herein provided, a total of [Number of shares] shares of Common Stock of the Company (the “Shares”) at $[Closing share price on date prior to Grant Date] per Share. The Final Exercise Date of this option (as that term is used in the Plan) is [date ten years after Grant Date].

This option is exercisable in the following installments prior to the Final Exercise Date:

[Vesting schedule]

2. Exercise of Option. Each election to exercise this option shall be in writing, signed by the Optionee or by the Optionee’s executor or administrator or the person or persons to whom this option is transferred by will or the applicable laws of descent and distribution (the “Legal Representative”), and received by the Company at its principal office, accompanied by this certificate and payment in full as provided in the Plan. The purchase price may be paid by delivery of cash, certified check, bank draft, money order, or other payment medium approved by the Company. In the event that this option is exercised by the Optionee’s Legal Representative, the Company shall be under no obligation to deliver Shares hereunder unless and until the Company is satisfied as to the authority of the person or persons exercising this option.

3. Non-Transferability of Option. This option is not transferable by the Optionee other than by will or the laws of descent and distribution, and is exercisable during the Optionee’s lifetime only by the Optionee.

4. Provisions of the Plan. This option is subject to the provisions of the Plan.

5. Special Provisions. This option is automatically subject to the “Special Exercise Period” provided under the Plan (without further consent of the Company) if the Optionee’s services as a director terminate due to retirement at age 72 or such other age as the Board of Directors may determine from time to time.

IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.

Very truly yours,

MILLIPORE CORPORATION

By:

[Authorized Officer]